Exhibit 10.1

AI COPILOT PARTNERSHIP AGREEMENT

This AI Copilot Partnership Agreement (“Agreement”) is made and entered into as of December 8, 2023 (the “Effective Date”), by and among FiscalNote Holdings, Inc., a Delaware corporation (“Parent”), FiscalNote, Inc., a Delaware corporation (“FiscalNote” and together with Parent, the “FN Parties”), and EGT-East, LLC, a Delaware limited liability company (“ERA”). Parent, FiscalNote and ERA are referred to herein collectively as the “Parties” and each, individually, as a “Party”.

Recitals

A.

ERA is a global investment firm backed by leading closely-held family enterprises across 19 countries and 25 industries. ERA brings together the collective expertise, industry intel, and strategic capital of the firm’s families to invest in category- defining technology companies solving civilization’s biggest industrial challenges.

B.

FiscalNote is an established technology and data company with expertise in developing conversational interfaces that use large language models to support users in various tasks and decision-making (referred to herein as “AI Copilots”). FiscalNote’s services for its clients include developing and implementing AI Copilots for use in its clients’ platforms (the “AI Copilot Services”).

C.

The FN Parties desire to engage ERA to refer to FiscalNote prospective clients for the AI Copilot Services. As sole consideration for its services, Parent will issue to ERA shares of Parent’s Class A Common Stock, par value $0.0001 per share (“Common Stock”).

D.

Concurrently with the Parties’ entry into this Agreement, Parent and ERA entered into the Securities Purchase Agreement, dated as of the date hereof (the “SPA”) pursuant to which ERA has agreed to invest an aggregate principal amount of $5,500,000 on the date hereof and up to an additional $2,000,000 pursuant to the terms of the SPA (the aggregate principal amount actually invested, the “Principal Amount”) into Parent in the form of a subordinated convertible promissory notes (the “Notes”). The Principal Amount will be used, in whole or in part, to fund the creation of an AI Copilot research center and for general corporate purposes.

In consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	REFERRALS FOR SALE OF SERVICES; FEES; INFORMATION RIGHTS

a. FiscalNote hereby engages ERA, and ERA hereby accepts such engagement, to act as FiscalNote’s non-exclusive referral partner with respect to the AI Copilot Services to prospective customers throughout the world during the Term (as herein defined), solely in accordance with the terms and conditions of this Agreement. FiscalNote may in its sole discretion engage any other Person (as herein defined) to sell or refer sales of the AI Copilot Services. As used herein, the term “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution or other entity.

b. During the Term, ERA will introduce FiscalNote to prospective customers for the AI Copilot Services. At FiscalNote’s request, ERA shall forward sales literature provided by FiscalNote to prospective customers, but shall not have authority to offer or sell the AI Copilot Services on behalf of FiscalNote to any prospective customer. ERA shall not be required to incur any material cost or expense in connection with the performance of its services under this Agreement.

c. The Parties agree that the prices, terms, and conditions under which FiscalNote offers or sells AI Copilot Services to a prospective customer shall be determined by FiscalNote in its sole discretion. FiscalNote shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of AI Copilot Services. Nothing in this Agreement shall obligate FiscalNote to actually offer or sell AI Copilot Services or consummate any transaction with any prospective customer. FiscalNote may terminate any negotiations or discussions with a prospective customer at any time and has the right not to proceed with any sale of AI Copilot Services. ERA makes no representation or warranty about the creditability or suitability of any prospective customer introduced to FiscalNote, and FiscalNote should not in any way rely on ERA to perform any due diligence with respect to the creditability or suitability of any prospective customer.

d. In consideration for the services rendered by ERA, ERA shall be entitled to receive from Parent a number of shares of Common Stock (the “Fee Shares”) equal to (i) 50% of the Principal Amount, divided by (ii) the Measurement Price for the thirty (30) VWAP Trading Day period on (and including) the last trading day preceding the date of issuance, rounded to the nearest whole share. Parent will issue the Fee Shares no later than the 6 month anniversary of the Effective Date, subject to Section 1(n) hereof. Prior to the issuance of any Fee Shares, the Parent shall provide the Buyer two (2) Business Day notice (which notice shall include the number of shares of Common Stock then-outstanding) of any Fee Shares and if the issuance of the Fee Shares would otherwise not comply with Section 1(n) hereof, the Buyer shall be required to notify Parent to defer the issuance of the Fee Shares within such two (2) Business Day notice period by sending Parent a notice of delay (the “Notice of Delay”) which shall specify the number of Fee Shares to be so deferred and the date such Fee Shares that are not so deferred shall be delivered in accordance with this Agreement; provided, however, Parent shall be obligated to issue such Fee Shares no more than 10 and no fewer than two Business Days after Buyer sends the Notice of Delay. At ERA’s request, Parent will issue the Fee Shares in one or more installments, provided, however, that Parent shall not be required to issue Fee Shares in installments of less than the lesser of (i) 50,000 shares of Common Stock or (ii) the maximum number of shares that ERA may sell pursuant to Section 4(i) of the SPA. ERA will establish and maintain an account with Parent’s transfer agent to facilitate the issuance of Fee Shares and Additional Shares (as defined below).

e. Certain Defined Terms: As used herein:

i.	“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

ii.	“Measurement Price” means, with respect to each VWAP Trading Day within a thirty (30) VWAP Trading Day period, the arithmetic average of the VWAPs of such VWAP Trading Days.

iii.

“VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NOTE <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume- weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by Parent). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

iv.

“VWAP Trading Day” means a day on which trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

f. If Parent converts the Notes into shares of Common Stock pursuant to the terms of Section 3(b) of the Notes prior to the issuance of the Fee Shares, the Fee Shares shall become immediately issuable by Parent beginning on the date of such conversion, and such Fee Shares shall be registered for resale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”).

g. If ERA sells the Fee Shares and all shares of Common Stock resulting from the conversion of 100% of the Principal Amount (together with a accrued interest thereon) (the “Underlying Shares”) within 12 months following issuance of all Fee Shares (the “Sell-Off Period”), Parent shall issue, subject to Section 1(n) hereof, ERA a number of additional shares of Common Stock with a value equal to 150% of the Principal Amount, minus the net cash proceeds received by the holder of the Notes (based on documentation to be provided from ERA) from the sale of the Fee Shares and the Underlying Shares (the “Additional Shares”); provided, however, if the aggregate daily trading volume for all trading days in the Sell-Off Period is less than 500% of the total number of the Fee Shares and Underlying Shares in the aggregate, Parent will extend the Sell-Off Period for a reasonable time period to permit ERA to sell any remaining Fee Shares and/or Underlying Shares and receive any Additional Shares as required by this Section 1(g). Prior to the issuance of any Additional Shares, the Parent shall provide the Buyer two (2) Business Day notice (which notice shall include the number of shares of Common Stock then-outstanding) of any Additional Shares to be issued and if the issuance of the Additional Shares would otherwise not comply with Section 1(n) hereof, the Buyer shall be required to notify Parent to defer the issuance of the Additional Shares within such two (2) Business Day notice period by sending the Notice of Delay which shall specify the number of Additional Shares to be so deferred and the date such Additional Shares that are not so deferred shall be delivered in accordance with this Agreement; provided, however, Parent shall be obligated to issue such Additional Shares no more than 10 and no fewer than two Business Days after Buyer sends the Notice of Delay.

h. At ERA’s request, Parent will facilitate one or more organized sales of such converted shares, engaging a financial institution of Parent’s choice to assist with the disposition of the Fee Shares, Underlying Shares and/or Additional Shares.

i. ERA shall not sell Fee Shares or Additional Shares (excluding any such shares sold pursuant to organized sales as described in Section 1(h)) on any VWAP Trading Day if such sales (taken together with any sales of any Underlying Shares on such VWAP Trading Day) would exceed twenty percent (20%) of the average daily trading volume for common stock during the preceding 30 VWAP Trading Day period, provided, however, this limitation shall not apply to sales made pursuant to Section 1(h).

j. In the event of a bankruptcy or similar insolvency event (“Insolvency Event”) concerning Parent or FiscalNote (i) prior to the issuance of the Fee Shares, Parent, in lieu of its obligation to issue the Fee Shares and Additional Shares, as the case may be, shall be required to pay ERA a cash amount equal to 50% of the Principal Amount, and (ii) after the Fee Shares have been issued and prior to the conclusion of the Sell-off Period, Parent, in lieu of its obligation to issue the Additional Shares, shall be required to repurchase the Fee Shares then-held by ERA for a cash amount equal to 50% of the Principal Amount minus the net cash proceeds received by ERA from any prior sale of Fee Shares.

k. (a) In the event of a Fundamental Change (as defined in the Notes) prior to the issuance of the Fee Shares, Parent will, at the option of ERA, and in full satisfaction of Parent’s obligations hereunder, either (i) issue the Fee Shares immediately prior to the Fundamental Change, or (ii) pay ERA a cash amount equal to 50% of the Principal Amount; and (b) in the event a Fundamental Change occurs following the issuance of the Fee Shares but prior to the expiration of the Sell-Off Period, Parent’s obligation to issue Additional Shares shall be terminated and ERA shall have the option, in its sole discretion, to require Parent to redeem the Fee Shares then-held by ERA for a cash amount equal to 50% of the Principal Amount minus the net cash proceeds received by Era from any sale of Fee Shares.

l. In the event of Parent repays the Notes prior to its maturity (i) prior to the issuance of the Fee Shares, Parent, in lieu of its obligation to issue the Fee Shares and Additional Shares, as the case may be, shall be required to pay ERA a cash amount equal to 50% of the Principal Amount, and (ii) after the Fee Shares have been issued and prior to the conclusion of the Sell-off Period, Parent, in lieu of its obligation to issue the Additional Shares, shall be required to repurchase the Fee Shares then-held by ERA for a cash amount equal to 50% of the Principal Amount minus the net cash proceeds received by ERA from any prior sale of Fee Shares.

m. When determining the net cash proceeds received by ERA from any sale of Fee Shares or Additional Shares, as the case may be, under Sections 1(g), (j), (k) and (l), ERA will provide such supporting documentation as Parent reasonably requests.

n. Notwithstanding anything to the contrary contained herein, Parent shall not issue any shares of Common Stock pursuant to the terms of this Agreement, and ERA shall not have the right to any shares of Common Stock otherwise issuable pursuant to the terms of this Agreement and any such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, Buyer together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by Buyer and the other Attribution Parties shall include the number of shares of Common Stock held by Buyer and all other Attribution Parties, all the Underlying Shares plus the number of shares of Common Stock issuable pursuant to the terms of this Agreement with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or nonconverted portion of any other securities of Parent (including any convertible notes or convertible preferred stock or warrants) beneficially owned by Buyer or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(n). For purposes of this Section 1(n), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock Buyer may acquire pursuant to the terms of this Agreement without exceeding the Maximum Percentage, Buyer may rely on the number of outstanding shares of Common Stock as reflected in (i) Parent’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by Parent or (iii) any other written notice by Parent or its transfer agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If Parent receives a Notice of Delay from the Buyer at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, Parent shall notify Buyer in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Delay would otherwise cause the Buyer’s beneficial ownership, as determined pursuant to this Section 1(n), to exceed the Maximum Percentage, Buyer shall notify Parent of a reduced number of shares of Common Stock to be purchased pursuant to such Notice of Delay. For any reason at any time, upon one day written or oral request of Buyer, Parent shall use commercially reasonable efforts to (within one VWAP Trading Day) confirm, orally and in writing or by electronic mail to Buyer the number of shares of Common Stock then outstanding. In the event that the issuance of shares of Common Stock to Buyer under this Agreement would result in Buyer and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), Buyer shall notify Parent in writing to reduce the number of shares so issued by which

Buyer’s and the other Attribution Parties’ aggregate beneficial ownership would exceed the Maximum Percentage (the “Excess Shares”) and the issuance of such Excess Shares shall be deemed null and void and shall be cancelled ab initio and any number of issued Fee Shares and/or Additional Shares will be reinstated, and Buyer shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to Parent, Buyer may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (x) any such increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to Parent and (y) any such increase or decrease will apply only to the Buyer and the other Attribution Parties. For purposes of clarity, it is the intent of Parent and Buyer that the shares of Common Stock issuable pursuant to the terms of this Agreement in excess of the Maximum Percentage shall not be deemed to be beneficially owned by Buyer for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this Section 1(n) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(n) to the extent necessary to correct this Section 1(n) (or any portion of this Section 1(n)) that may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(n) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 1(n) may not be waived and shall apply to a successor of ERA to this Agreement.

o. For the purposes of Section 1(n),

i.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

ii.

“Attribution Parties” means, collectively, the following Persons: (a) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issue Date, directly or indirectly managed or advised by Buyer’s investment manager or any of its Affiliates or principals, (b) any direct or indirect Affiliates of Buyer or any of the foregoing, (c) any Person acting or who could be deemed to be acting as a Group together with Buyer or any of the foregoing and (d) any other Person whose beneficial ownership of the Common Stock would or could be aggregated with Buyer and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively Buyer and all other Attribution Parties of Buyer to the Maximum Percentage.

iii.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

iv.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

v.	“Group” means a “group” as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and as defined in Rule 13d-5 thereunder.

vi.	“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

2.	CONFIDENTIALITY

From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs and services, confidential information (including customer lists), and materials comprising or relating to intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and, whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 2 by the Receiving Party; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party prior to being disclosed by or on behalf of the Disclosing Party; (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or (e) is required to be disclosed pursuant to applicable law. The Receiving Party shall, during the Term and for a period of two (2) years following the end of the Term: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to the Receiving Party’s personnel who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The Receiving Party shall be responsible for any breach of this Section 2 caused by any of its personnel. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall, pursuant to Section 2, promptly destroy all Confidential Information and copies thereof that it has received under this Agreement and confirm destruction of the same to the Disclosing Party.

3.	CONFLICTING OBLIGATIONS

Each Party certifies that it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude it from complying with the provisions hereof.

4.	TERM AND TERMINATION

a. This Agreement will commence on the Effective Date and will continue until the twenty four (24) month anniversary of the Effective Date, unless extended by the Parties in writing (the “Term”).

b. Upon such termination all rights and duties of the Parties toward each other shall cease except Sections 1(d) - (g) (Referrals for Sales of Services; Fees; Information Rights), 2 (Confidentiality), 5 (Intellectual Property); 6 (Limitation of Liability); 10 (Independent Contactor), and 11 (Miscellaneous) shall survive termination of this Agreement.

5.	INTELLECTUAL PROPERTY.

ERA recognizes and concedes for all purposes that all trademarks, service marks or other designations or other identifying marks (“Proprietary Marks”) provided by FiscalNote and used in connection with the AI Copilot Services (including marketing materials for the AI Copilot Services), whether or not registered, constitute FiscalNote’s exclusive property and cannot be used except in connection with promoting the AI Copilot Services in accordance with this Agreement and in accordance with any trademark usage guidelines that may be established and communicated by FiscalNote. No other use of a Party’s trademarks is authorized.

6.	INDEMNIFICATION; LIMITATION OF LIABILITY.

a. Indemnity. FiscalNote shall indemnify, defend, and hold harmless ERA from and against any and all expenses, losses, damages, liabilities, and costs (including reasonable attorneys’ fees) incurred by ERA resulting from any claim, suit, action, or proceeding: (i) that any materials or documentation provided by or on behalf of FiscalNote, the Proprietary Marks, or the AI Copilot Services infringe, misappropriate, or violate any intellectual property or proprietary rights of any other Person; or (ii) relating to the performance, functionality or use of the AI Copilot Services

b. EXCLUSION OF CERTAIN DAMAGES. EXCEPT TO THE EXTENT ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR INDEMNIFICATION OBLIGATIONS, NEITHER PARTY WILL BE LIABLE FOR INCIDENTAL, EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST OPPORTUNITIES OR PROFITS) ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF THE PARTIES HAVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER SUCH DAMAGES ARE FORESEEABLE.

c. LIMITATION ON DAMAGES RECOVERABLE. A PARTY’S CUMULATIVE LIABILITY FOR ANY AND ALL CAUSES OF ACTION, CLAIMS AND DAMAGES IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED AN AMOUNT EQUAL TO 50% OF THE PRINCIPAL AMOUNT. THIS LIMITATION WILL NOT APPLY TO A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, INDEMNIFICATION OBLIGATIONS OR TO PARENT’S OBLIGATIONS UNDER SECTION 1.

7.	REPRESENTATIONS AND WARRANTIES OF THE PARENT.

a. Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. Parent is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of Parent and its subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

b. Issuance of Fee Shares and Additional Shares. The Fee Shares and Additional Shares, if any, are duly authorized and reserved for issuance and upon issuance will be fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of Parent’s shareholders and will not impose personal liability upon the holder thereof; provided, however, in the event that the issuance of Fee Shares, Additional Shares and Conversion Shares (as defined in the SPA would in the aggregate result in the issuance in excess of 19.99% of the issued and outstanding common stock on the date hereof the (the “NYSE Limit”), such issuance shall be subject to the approval of Parent’s shareholders (“Shareholder Approval”) as may be required by Section 312 of the New York Stock Exchange Listed Company Manual or the rules and regulations of any successor national securities exchange (the “Principal Market”); provided, further, in the event Parent is not able to obtain Shareholder Approval, Parent shall not be obligated to issue any Fee Shares and/or Additional Shares in excess of the NYSE Limit.

a. No Conflicts. Parent’s execution, delivery and performance of this Agreement and Parent’s consummation of the transactions contemplated hereby (including the issuance and reservation for issuance of the Fee Shares and Additional Shares) will not (i) conflict with or result in a violation of any provision of Parent’s certificate of incorporation as currently in effect (“Certificate of Incorporation”) or Parent’s by-laws as currently in effect (“By-Laws”), (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, note, evidence of indebtedness, indenture, patent, patent license or instrument to which Parent or any of its subsidiaries is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which Parent or its securities is subject) applicable to Parent or any of its subsidiaries or by which any property or asset of Parent or any of its subsidiaries is bound or affected except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. Parent is not in violation of its Certificate of Incorporation, By-laws or other organizational documents and neither Parent nor any of its subsidiaries is in default (and no event has occurred that with notice or lapse of time or both could put Parent or any of its subsidiaries in default) under, and neither Parent nor any of its subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Parent or any of its subsidiaries is a party or by which any property or assets of Parent or any of its subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except as specifically contemplated by this Agreement, including the potential need to obtain Shareholder Approval with respect to the issuance of shares in excess of the NYSE Limit, as required under the 1933 Act and any applicable state securities laws or as has been obtained or made, Parent is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof or to issue the Fee Shares or Additional Shares.

b. No Other Warranties. NOT WITHSTANDING THE FOREGOING IN THIS SECTION 7, FISCALNOTE MAKES NO OTHER WARRANTY OF ANY KIND TO ERA WITH REGARD TO THE AI COPILOT SERVICES. FISCALNOTE EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING, USAGE OR TRADE. No advice or information, whether oral or written, obtained from FiscalNote or elsewhere will create any warranty not expressly stated in this Agreement.

8.	REPRESENTATIONS AND WARRANTIES OF ERA.

a. Investment Purpose. ERA is entering into this Agreement and will receive the Fee Shares and Additional Shares, if any, for its own account for investment purposes and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act.

b. Accredited Investor Status. ERA is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

c. Reliance on Exemptions. ERA understands that the Fee Shares and Additional Shares (together, the “Securities”) are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Parent is relying upon the truth and accuracy of, and ERA’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of ERA set forth herein in order to determine the availability of such exemptions and the eligibility of ERA to acquire the Securities.

d. Governmental Review. ERA understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

e. Transfer or Re-sale. ERA understands that: (i) the sale of the Securities has not been and is not being registered under the 1933 Act or any applicable state securities laws, and the Securities may not be transferred unless (A) the Securities are sold pursuant to an effective registration statement under the 1933 Act, (B) ERA shall have delivered to Parent an opinion of counsel (which may be the Legal Counsel Opinion (as defined below)) that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, and reasonably acceptable to Parent, (C) the Securities are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule) (“Rule 144”)) of ERA that agrees to sell or otherwise transfer the Securities only in accordance with this Section 8(e) and that is an Accredited Investor, (D) the Securities are sold pursuant to Rule 144, or (e) the Securities are sold pursuant to Regulation S under the 1933 Act (or a successor rule) (“Regulation S”), and ERA shall have delivered to Parent an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, and reasonably acceptable to Parent; (ii) any sale of that Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any re-sale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither Parent nor any other Person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case).

f. Legends. ERA understands that until such time as the Securities have been registered under the 1933 Act or may be sold pursuant to Rule 144, Rule 144A under the 1933 Act (“Rule 144A”) or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE PARENT, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER SAID ACT.”

The legend set forth above shall be removed and Parent shall issue a certificate for the applicable shares of Common Stock without such legend to the holder of any Security upon which it is stamped or (as requested by such holder) issue the applicable shares of Common Stock to such holder by electronic delivery by crediting the account of such holder’s broker with The Depository Trust Company (“DTC”), if, unless otherwise required by applicable state securities laws, (i) such Security is registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144, Rule 144A or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (ii) Parent or the Buyer provides the Legal Counsel Opinion (as contemplated by and in accordance with Section 9(f) to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act, which opinion shall be in form and substance reasonably acceptable to Parent. Parent shall be responsible for the fees of its transfer agent and all DTC fees associated with any such issuance. ERA agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

g. Residency. The principal place of business of ERA is set forth immediately below ERA’s name on the signature pages hereto.

h. No Other Warranties. NOT WITHSTANDING THE FOREGOING IN THIS SECTION 8, ERA MAKES NO OTHER WARRANTY OF ANY KIND TO FISCALNOTE. ERA EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

9.	ADDITIONAL COVENANTS, AGREEMENTS AND ACKNOWLEDGEMENTS

a. Blue Sky Laws. Parent shall, on or before the Closing Date, take such action as Parent shall reasonably determine is necessary to qualify the Securities for sale to ERA at the closing of the transactions contemplated by this Agreement on the Closing Date under applicable federal or state securities laws (or to obtain an exemption from such qualification).

b. Listing. Parent will, so long as ERA owns any of the Securities promptly provide to ERA copies of any notices it receives from the New York Stock Exchange or any successor national securities exchange and any other exchanges or electronic quotation systems on which the Common Stock is then traded regarding the continued eligibility of the Common Stock for listing on such exchanges and quotation systems. At or before the Closing, Parent will have submitted to the New York Stock Exchange a Supplemental Listing Application with respect to the Securities. The Company will use its commercially reasonable efforts to maintain the listing of the Securities on the New York Stock Exchange for so long as the Common Stock is then so listed.

c. No Integration. Parent shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the Securities under the 1933 Act.

d. Support for Shareholder Approval. In the event that any issuance of Fee Shares and/or Additional Shares, when taken together with the issuances of Conversion Shares, would exceed the NYSE Limit, Parent shall use its commercially reasonable efforts to seek the Shareholder Approval in accordance with Delaware law and the rules and regulations of the SEC and the NYSE, it being agreed and understood that Parent cannot guarantee that such Shareholder Approval will be obtained.

e. Disclosure of Transactions and Other Material Information. Promptly following the Closing Date, Parent shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching this Agreement (the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, ERA shall not be in possession of any material, nonpublic information received from Parent, any of its subsidiaries or any of their respective officers, directors, employees or agents that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, Parent acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between Parent, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and ERA or any of its affiliates, on the other hand, shall terminate.

f. Legal Counsel Opinions. Upon the request of ERA from to time to time, Parent shall be responsible (at its cost) for promptly supplying to Parent’s transfer agent and ERA a customary legal opinion letter of its counsel (the “Legal Counsel Opinion”) to the effect that the resale of the Fee Shares and/or Additional Shares by ERA or its affiliates, successors and assigns has been registered or is exempt from the registration requirements of the 1933 Act pursuant to Rule 144 (provided the requirements of Rule 144 are satisfied and provided the Conversion Shares are not then registered under the 1933 Act for resale pursuant to an effective registration statement); provided, however, ERA shall be required to deliver the certificate attached hereto as Exhibit A prior to the issuance of the Legal Counsel Opinion. Should Parent’s legal counsel fail for any reason to issue the Legal Counsel Opinion, ERA may secure another legal counsel to issue the Legal Counsel Opinion, and Parent will instruct its transfer agent to accept such opinion.

g. Subordination Agreement. Notwithstanding anything to the contrary herein, the Parties hereby acknowledge and agree that any payments contemplated by this Agreement, and the exercise of the rights of the Buyer hereunder, are each expressly subject and subordinated to Senior Loans (as defined in the Notes) in accordance with the terms of that certain Subordination Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).

10.	INDEPENDENT CONTRACTOR; NO PARTNERSHIP

It is the express intention of the Parties that ERA is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute ERA as an agent, employee or representative of an FN Party nor a party to its risks, claims, obligations, debts, or proceedings, but ERA shall perform its obligations hereunder as an independent contractor. Nothing in this Agreement and no actions taken by the Parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the Parties or constitute any party the agent of any other Party for any purpose.

11.	MISCELLANEOUS

a. Interpretive Provisions. With reference to this Agreement, unless otherwise specified herein:

(i) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms;

(ii) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof;

(iii) references in this Agreement to a Section, clause or subclause refer to the appropriate Section, clause or subclause in this Agreement;

(iv) the term “including” is by way of example and not limitation;

(v) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(vi) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(vii) the term “or” means “and/or”; and

(viii) on the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

b. Notices. Any and all notices or other communications or deliveries to be provided by ERA hereunder shall be in writing and delivered personally, by email attachment or sent by a nationally recognized overnight courier service, addressed to Parent, at the address set forth for Parent in the SPA, or such other email address or address as Parent may specify for such purposes by notice to ERA delivered in accordance with this Section 11(b). Any and all notices or other communications or deliveries to be provided by Parent hereunder shall be in writing and delivered personally or by email attachment or sent by a nationally recognized overnight courier service addressed to ERA at the email address or address of ERA appearing on the books of Parent, or if no such email attachment or address appears on the books of Parent, at the principal place of business of ERA, as set forth in the SPA. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth in the SPA prior to 5:30 PM Eastern time on any date, (ii) the next VWAP Trading Day after the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth in the SPA on a day that is not a VWAP Trading Day or later than 5:30 PM Eastern time on any VWAP Trading Day, (iii) the second VWAP Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service and (iv) upon actual receipt by the Party to whom such notice is required to be given.

c. Lost or Mutilated Certificate. If a certificate evidencing Fee Shares or Additional Shares shall be mutilated, lost, stolen or destroyed, Parent shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for Fee Shares or Additional Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, reasonably satisfactory to Parent. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.

d. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

e. Amendments; Waivers. Any provision of this Agreement may be amended or waived, and consent to any departure by Parent of the terms of this Agreement may be granted, by a written instrument executed by Parent and ERA. Any waiver by Parent or ERA of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of Parent or ERA to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement on any other occasion.

f. Severability. If any provision of this Agreement is invalid, illegal or unenforceable and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances so long as this Agreement as so modified continues to express, without material change, the original intentions of Parent and ERA as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of Parent or ERA or the practical realization of the benefits that would otherwise be conferred upon Parent or ERA. Parent and ERA will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

g. Remedies; Other Obligations. The remedies provided in this Agreement are cumulative and the exclusive remedies for any failure by Parent to comply with the terms of this Agreement. Amounts set forth or provided for herein with respect to payments, redemption and the like (and the computation thereof) shall be the amounts to be received by ERA and shall not, except as expressly provided herein, be subject to any other obligation of Parent (or the performance thereof).

h. Transfer Restrictions. The FN Parties may not transfer or assign this Agreement without ERA’s prior written consent, and ERA may not transfer or assign this agreement without the prior written consent of the FN Parties; provided, however, that the transfer or assignment of this Agreement by the FN Parties in connection with a Fundamental Change shall not require the prior written consent of ERA. Each party reserves the right to refuse to transfer or assign this Agreement. Each of the following shall be deemed a transfer that shall require prior written consent from the FN Parties or ERA, as the case may be: (i) the other party merges with or into or consolidates with another entity under circumstances where the owners of such other party immediately prior to such merger or consolidation do not own after such merger or consolidation equity interests representing at least 50% of the voting power of such other party or the surviving or resulting entity, as the case may be; (ii) equity interests representing 50% or more of the voting power of the other party are otherwise transferred to an unrelated third party; and (iii) the other party is liquidated, or sells or otherwise disposes of all or substantially all of its assets.

i. Headings. The headings contained herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

j. Execution. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file or other electronic transmission (including pdf format and any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf’ or such other electronic transmission signature page were an original thereof.

k. Further Assurances. Parent and ERA hereby agree to take such actions consistent with the terms of this Agreement as may be reasonably necessary, including, if necessary, any amendments hereto in accordance with Section 11(e) in order to ensure that the Fee Shares and Additional Shares are Freely Tradeable (as defined in the Notes) upon issuance pursuant to the then applicable guidance of the SEC without changing the economic terms set forth in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

FISCALNOTE, INC.

By:	/s/ Tim Hwang
Name:	Tim Hwang
Title:	Chief Executive Officer

Address:	1201 Pennsylvania Ave. NW, 6th Fl.
Washington, D.C. 20004

FISCALNOTE HOLDINGS, INC.

By:	/s/ Tim Hwang
Name:	Tim Hwang
Title:	Chief Executive Officer

Address:	1201 Pennsylvania Ave. NW, 6th Fl.
Washington, D.C. 20004

EGT-EAST, LLC

By:	/s/ Jasper Lau
Name:	Jasper Lau
Title:	CEO

Address:	[***]

Signature Page to AI CoPilot Partnership Agreement

Exhibit A

Investor Certificate

[STOCKHOLDER LETTERHEAD]

[Date]

FiscalNote Holdings, Inc.

1201 Pennsylvania Avenue NW, 6th Floor

Washington, DC 20004

Attention: Senior Vice President, General Counsel & Secretary

Polsinelli PC

1401 I Street NW, Suite 800

Washington, DC 20005

Attention: Kevin Vold

Re:	Legend Removal Representation Letter

Ladies and Gentlemen:

The undersigned stockholder (the “Stockholder”) of FiscalNote Holdings, Inc., a Delaware corporation (the “Company”), owns the number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), set forth under the Stockholder’s name on the signature page hereof (the “Shares”) and is delivering this letter to the Company in connection with the Stockholder’s request to remove the transfer restriction legends under the Securities Act of 1933, as amended (the “Securities Act”), from certificates or book-entry notations issued in the Stockholder’s name with respect to the Shares. In order to induce the Company to provide an instruction letter to the Company’s transfer agent, Continental Stock Transfer & Trust Company (the “Transfer Agent”), and to enable the Transfer Agent to remove the restrictive legends borne by the Shares, the Stockholder hereby represents, warrants and agrees, as follows:

1)

The Stockholder is sophisticated in financial matters and is familiar with the registration requirements under the Securities Act. If the Stockholder is an investment fund, the Stockholder’s chief compliance officer (or the chief compliance officer of the general partner, manager or other entity that manages the Stockholder) has reviewed this letter and is aware that the Stockholder will be executing and delivering this letter to the Company and undertaking the obligations set forth herein.

2)

The Stockholder will only sell or transfer the Shares pursuant to and in a manner contemplated by the Company’s Registration Statement on Form [S-3/S-1] (File No. 333-[•]) and the prospectus, if any, included therein (as amended from time to time, the “Registration Statement”) or pursuant to a valid exemption from the Securities Act.

3)

The Stockholder will not sell or transfer the Shares pursuant to the Registration Statement if at any time the Stockholder has received notice from the Company indicating that the Registration Statement is unavailable for the offer and sale of the Shares, unless the Stockholder provides the Company with advance notice of such sale or transfer and an opinion of counsel that the proposed sale or transfer is in compliance with the Securities Act.

Exhibit A-1

4)	Any applicable prospectus delivery requirements of the Securities Act will be satisfied in connection with a sale or transfer of the Shares.

5)	The Stockholder will comply with all applicable securities laws and regulations in connection with a sale or transfer of the Shares.

6)	There are no applicable contractual restrictions that would prohibit the sale or transfer of the Shares.

The Stockholder will provide the Company with any update to the Stockholder’s contact information set forth on the signature page hereof for purposes of any notification to be delivered to the Stockholder relating hereto. The Stockholder hereby acknowledges and agrees that each of the Company and Polsinelli PC, or the Company’s then current outside counsel (collectively, the “Authorized Recipients”), and may each rely upon the completeness and accuracy of this representation letter.

[Signature Page Follows]

Exhibit A-2

Yours truly,

Name of Stockholder:

Signature:

Name of Signatory (of Entity):

Title of Signatory:

Exhibit A-3